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                                                                   EXHIBIT 10.64

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                   Dated as of

                                 August 1, 2002

                                     Between

                     BORDEN CHEMICALS AND PLASTICS OPERATING
                               LIMITED PARTNERSHIP

                                       And

                           GEISMAR VINYLS CORPORATION

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                            ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 1, 2002, between BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and GEISMAR VINYLS CORPORATION, a Delaware corporation ("Purchaser").

                                    RECITALS:

         A. Seller was engaged in the manufacturing, marketing, distribution and sale of polyvinyl chloride ("PVC") resins and feedstocks (such as ethylene dichloride ("EDC") and vinyl chloride monomer ("VCM") produced at its PVC and VCM-E plants at Geismar, Louisiana (the "Former Operation").

         B. On April 3, 2001, Seller, together with its subsidiary BCP Finance Corporation, a Delaware corporation ("BCP") (collectively with Seller and BCP, the "Debtors"), filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 101-1330 (as now in effect or hereafter amended, the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), and the Debtors' chapter 11 cases (the "Bankruptcy Cases") have been consolidated for procedural purposes only and are being administered jointly as Case No. 01-1268 (PJW).

         C. The Debtors are continuing in possession of their respective properties and are operating their businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         D. Seller desires to sell and Purchaser desires to purchase, pursuant to Section 363(b) of the Bankruptcy Code, certain of the assets used by Seller in the conduct of the Former Operation, and Seller desires to assume and assign and Purchaser desires to accept, pursuant to Section 365 of the Bankruptcy Code, certain of the executory contracts to which Seller is a party, all on the terms and subject to the conditions hereinafter set forth. Notwithstanding the foregoing, Purchaser is not purchasing an on-going business.

         E. Seller and Purchaser have determined to enter into this Agreement which, among other things, provides for Seller to sell, transfer and convey ("Transfer") to Purchaser, and Purchaser to purchase and acquire from Seller, all of the Assets (as hereinafter defined).

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. The following terms used in this Agreement shall have the following meanings:

         "Accountants" has the meaning set forth in Section 2.4(c).

         "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

         "Annual EBITDA" shall mean the earnings directly attributable to the Assets calculated before taxes and interest expense and depreciation and amortization on assets acquired from Seller, provided, that, purchases of product and materials from any Affiliate of the Purchaser are at market prices as published in a recognized industry publication and that general and administrative expenses used in calculating the earnings directly attributable to the Assets include a reasonable management fee (which fee shall be calculated as two percent (2%) of revenues attributable to the Assets, provided, however, such fee shall not be less than $1.0 million nor greater than $2.0 million in any twelve month period).

         "Annual Statement" shall have the meaning set forth in Section 2.4(c).

         "Assets" has the meaning set forth in Section 2.1.

         "Assumed Contracts" has the meaning set forth in Section 2.1(c).

         "Assumed Liabilities" has the meaning set forth in Section 2.3(a).

         "Bankruptcy Cases" has the meaning set forth in Recital B.

         "Bankruptcy Code" has the meaning set forth in Recital B.

         "Bankruptcy Court" has the meaning set forth in Recital B.

         "Bankruptcy Court Order" has the meaning set forth in Section 7.2.

         "Bankruptcy Laws" means the United States Bankruptcy Code, as amended, the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court.

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         "BCI" means Borden Chemical, Inc. a New Jersey corporation.

         "BCP" has the meaning set forth in Recital B.

         "Bid Procedures Order" has the meaning set forth in Section 7.3.

         "Books and Records" has the meaning set forth in Section 2.1(f).

         "Breakup Fee" has the meaning set forth in Section 7.4.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which financial institutions in the City of New York, New York are permitted or required to close.

         "Closing" has the meaning set forth in Section 2.6(a).

         "Closing Date" has the meaning set forth in Section 2.6(a).

         "Consent" means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person.

         "Contract" means any contract, agreement, lease, license engagement, rights of way, easements or commitment, whether written or oral, expressed or implied, entered into by or on behalf of Seller in connection with the Former Operation.

         "Debt" means any obligations for borrowed money.

         "Debtors" has the meaning set forth in Recital B.

         "Earnest Money Deposit" has the meaning set forth in Section 2.4(b).

         "Easement Agreement" has the meaning set forth in Section 8.3(h).

         "Environmental Condition" shall mean any of the following, to the extent arising prior to the Closing Date (x) the discharge, release, spilling, dumping, leaking, burial, migration, receiving, handling, use, storage, treatment, disposal or transportation by Seller of any Hazardous Material with respect to the Former Operation or any of the Real Property or leased real property or any property formerly owned or operated by Seller and (y) any violation of or noncompliance with any Environmental Law by Seller or any of its predecessors in interest.

         "Environmental Law" or "Environmental Laws" shall mean any and all statutes, codes, ordinances, Governmental Entity rules, regulations, and reporting or licensing requirements relating to pollution or protection of human health or the environment in effect as of the date of this Agreement, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA") and RCRA.

         "Environmental Liability" shall mean all payments, obligations, actions or causes of action, claims, demands, judgments, assessments, losses, damages, liabilities, penalties, fines, forfeitures, costs and expenses of every kind and nature (including the defenses thereof and

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reasonable attorneys' and other professional fees) to the extent arising out of any Environmental Condition.

         "Equipment Charges" has the meaning set forth in Section 2.5(b)(ii).

         "Escrow Agreement" has the meaning set forth in Section 2.4(b).

         "Expense Reimbursement" has the meaning set forth in Section 7.4.

         "Former Operation" has the meaning set forth in Recital A.

         "General Partner" means BCP Management, Inc., a Delaware corporation, in its capacity as general partner of Seller.

         "Governmental Entity" means any foreign or United States federal, state, local or municipal government, court, administrative agency or commission or other governmental or other regulatory authority or agency.

         "Hazardous Material" or "Hazardous Materials" shall mean any and all chemicals, substances and wastes, defined as hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, and polychlorinated biphenyls (PCBs).

         "Intangible Assets" has the meaning set forth in Section 2.1(e).

         "Inventory" has the meaning set forth in Section 2.2(a).

         "Laws" means all applicable laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest or other encumbrance.

         "Material Adverse Effect" means such state of facts, event, change or effect as has had, or would reasonably be expected to have, a material adverse effect on the Assets taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting Persons in businesses similar to the Former Operation, provided, that, no actions taken by Seller in accordance with Section 6.11 shall be deemed a Material Adverse Effect.

         "Nonassignable Assets" has the meaning set forth in Section 3.1(a).

         "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Entity.

         "Permits" has the meaning set forth in Section 2.1(d).

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         "Permitted Liens" means (i) Liens listed or described on Schedule 1.1;
(ii) easements, covenants, rights-of-way and other encumbrances or restrictions of record which do not have, individually or in the aggregate, a Material Adverse Effect, Liens related to Taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken, and
(iii) Liens or restrictions arising as a matter of Law, and (iv) Liens that are created, suffered or assumed by Purchaser.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

         "Personal Property" has the meaning set forth in Section 2.1(b).

         "Personal Property Taxes" has the meaning set forth in Section 2.5(b)(iv).

         "Promissory Note" has the meaning set forth in Section 2.4(a).

         "Proration Items" has the meaning set forth in Section 2.5(a).

         "Purchase Price" has the meaning set forth in Section 2.4(a).

         "Purchaser" has the meaning set forth in the Preamble.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq., as amended.

         "Real Property" has the meaning set forth in Section 2.1(a).

         "Real Property Taxes" has the meaning set forth in Section 2.5(b)(iii).

         "Remedial Action" shall mean any investigation, monitoring, testing, sampling, removal, action, clean-up, remediation or corrective action with respect to any Hazardous Material contamination or pollution, required or ordered by any Governmental Entity in accordance with applicable Environmental Laws.

         "Remediation Equipment" has the meaning set forth in Section 2.2(i).

         "Rental Charges" has the meaning set forth in Section 2.5(b)(v).

         "Retained Liabilities" has the meaning set forth in Section 2.3(b).

         "Seller" has the meaning set forth in the Preamble.

         "Seller Estimated Proration Amount" has the meaning set forth in
Section 2.5(c).

         "Startup Date" shall mean the date on which the first pound of saleable product is produced by Purchaser utilizing the Assets.

         "Steam Stripper" has the meaning set forth in Section 2.2(i).

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         "Tax" means any federal, state, local, or municipal net income, gross income, gross receipts, sales, goods and services, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, occupation, property, severance, customs, duties or other tax, together with any interest, penalties, or addition to tax imposed or assessed with respect thereto.

         "Third-Party Intellectual Property Rights" has the meaning set forth in
Section 4.7.

         "Transfer" has the meaning set forth in Recital E.

         "Utility Charges" has the meaning set forth in Section 2.5(b)(i).

                                   ARTICLE II

                 PURCHASE AND SALE OF THE ASSETS AND LIABILITIES

         2.1 Sale and Transfer of the Assets. Subject to the conditions to Closing set forth in Article VIII of this Agreement, at the Closing Seller will Transfer to Purchaser the following assets (such assets being referred to as the "Assets"):

               (a) Real Property. The real property listed or described on
Schedule 2.1(a) (the "Real Property");

               (b) Personal Property. All tangible personal property, plant and equipment, including without limitation, buildings, structures, fixtures, raw material and feedstock pipelines (including without limitation oxygen, HCL, ethylene, chlorine, EDC, nitrogen and natural gas) (including, without limitation, all associated equipment necessary to operate and meter said pipelines and for the normal operation of the Assets), maintenance shops and equipment, laboratories and equipment, co-generation unit #2, machinery, motor vehicles, supplies, owned rolling stock, furniture, computers, printers, tools, spare parts, equipment, furnishings owned by Seller and related to the Former Operation, all to the extent and only as set forth on Schedule 2.1(b) (collectively, the "Personal Property"); notwithstanding the foregoing, Purchaser shall acquire all owned computer hardware required to operate the PVC, VCM-E and bio facilities whether or not scheduled.

               (c) Contract Rights. To the extent transferable to Purchaser at Closing, all right, title and interest of Seller relating to the Former Operation at the Closing in and to certain Contracts, as set forth on Schedule 2.1(c) (the "Assumed Contracts"). Purchaser will not assume or accept any of Seller's contract rights or contract obligations other than those listed on
Schedule 2.1(c);

               (d) Licenses and Permits. To the extent assignable under applicable Law or regulation, all licenses, franchises, permits, certificates, Consents, and other governmental or quasi-governmental authorizations of Seller and related to and required for the successful operations of the Former Operation conducted at the Real Property or any leased real property (the "Permits") and which are set forth on Schedule 2.1(d);

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               (e) Intangible Assets. All intangible assets (including all emissions credits related solely to the Assets) being acquired pursuant to this Agreement (to the extent transferable), product recipes and know-how and used in the conduct of and related to the Former Operation, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions ("Intangible Assets"); and

               (f) Books and Records. All customer records, production and shipping records and all other books and records of the Former Operation except to the extent set forth in Section 2.2(c) ("Books and Records").

         2.2 The Excluded Assets. Purchaser is purchasing only the Assets described in Section 2.1. Seller shall not sell and Purchaser shall not purchase or acquire and the Assets shall not include:

               (a) All VCM and PVC inventory ("Inventory") owned by Seller as of the Closing Date;

               (b) Any cash or cash equivalents owned or held by Seller's bankruptcy estate;

               (c) Books and records of the General Partner, including but not limited to, minutes of meetings of directors and stockholders of the General Partner, tax returns and records, books of account and ledgers, and such other records having to do with Seller's organization and aging reports and associated records of the accounts receivable (although access and the ability to copy these documents shall be made available to Purchaser, provided, that Purchaser will pay all reasonable costs in connection therewith);

               (d) All accounts, notes and other receivables of Seller;

               (e) All prepaid expenses, advance payments, deposits and other similar assets including, without limitation, prepaid deposits with suppliers and utilities;

               (f) All of the (i) issued and outstanding stock of Monochem, Inc., (ii) equity interests of BEV Management, LLC and (iii) equity interests of VEI, L.P. owned by Seller;

               (g) All of Seller's right, title and interest in its State of Louisiana DEQ Trust;

               (h) Deep wells as described on Schedule 2.2(h);

               (i) The equipment used in connection with the ground water remediation system conducted pursuant to the June 11, 1998 consent decree, including, but not limited to, the monitoring wells, recovery wells, pipeline and related equipment (the "Remediation Equipment"); provided, however, that the Remediation Equipment shall not include the steam stripper which is being used to treat recovered ground water (the "Steam Stripper");

               (j) All claims of Seller against third parties (including, without limitation, (i) all claims of Seller arising from incidents occurring prior to the Closing Date; (ii) those claims not yet ascertained and/or liquidated; and (iii) any avoidance or preference actions available to the

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Seller under the Bankruptcy Laws) relating to operations of the Former Operation for the period prior to the Closing Date;

               (k) All right, title and interest in and use of any "Borden" name, Seller name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names in the United States and all other nations throughout the world; provided, however, that notwithstanding anything herein to the contrary, from the Closing Date until December 31, 2002, Purchaser shall have the right to use the "BCP" trade name and trademark for business related exclusively to general purpose resins;

               (l) All right, title and interest in the property of Seller, except to the extent set forth as Assets in this Agreement;

               (m) V-Cracker Ethylene Contract, dated February 14, 1996, by and between Seller and Shell Chemical Company, as agent of Shell Oil Company; and

               (n) All right, title and interest in the emission credits of Seller, except such emission credits which solely relate to the Assets.

         2.3   Liabilities.

               (a) Subject to the conditions to Closing set forth in Article VIII, and the provisions of Section 2.3(b) of this Agreement, at the Closing Purchaser will assume and thereafter in due course pay, perform and discharge only the following liabilities (collectively, the "Assumed Liabilities"):

                     (i) all of the executory obligations and liabilities of Seller pursuant to the Assumed Contracts, but in each case excluding any obligations or liabilities (other than the cure payments required under Section 365 of the Bankruptcy Code which is addressed in Section 3.1) to the extent that such obligations or liabilities arise prior to the Closing under such Assumed Contracts; and

                     (ii) Purchaser's portion of the Proration Items (as hereinafter defined).

               (b) Notwithstanding Section 2.3(a) above, all liabilities and obligations other than the Assumed Liabilities shall be excluded from the transaction contemplated hereunder and shall not be assumed by Purchaser ("Retained Liabilities"). Retained Liabilities shall include, without limitation:

                     (i) Any obligation, contingent or otherwise, of Seller for Debt or guaranteeing any Debt;

                     (ii) Liabilities and obligations of Seller with respect to income Taxes;

                     (iii) All severance benefits and all employee liabilities for pensions and other qualified plans, payroll, severance, health and welfare plans, lawsuits, judgments, administrative judgments, post-retirement benefits, etc.;

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                     (iv)   All accounts payable associated with the Assets;

                     (v)    Seller's portion of the Proration Items; and

                     (vi) All Environmental Liabilities accrued or existing prior to the Closing Date.

         2.4   Purchase Price.

               (a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Assets, and in reliance upon the representations and warranties made herein by Seller, on the Closing Date, Purchaser shall (i) pay to Seller the amount of FIVE MILLION DOLLARS ($5,000,000) in cash at Closing by wire transfer and (ii) deliver a promissory note for an amount up to FOUR MILLION DOLLARS ($4,000,000) in substantially the form of Exhibit A (the "Promissory Note") less (iii) the Seller Estimated Proration Amount, (collectively, the "Purchase Price"). Prior to the Closing Date, Purchaser and Seller shall agree on the allocation of the Purchase Price among the Assets.

               (b) Within three (3) Business Days from the date hereof, Purchaser will deposit with Seller earnest money in the amount of One Hundred Seventeen Thousand Dollars ($117,000.00) (the "Earnest Money Deposit") pursuant to the requirements of the Bid Procedures Order. Such Earnest Money Deposit shall not constitute an asset of the Debtors and shall be held in trust and escrow in a separate interest bearing account containing no other funds of Debtors pursuant to an Escrow Agreement substantially in the form set forth on
Schedule 2.4(b) pending the Closing (the "Escrow Agreement"). The amount of the Earnest Money Deposit, together with all earnings thereon, shall be credited against the Purchase Price at Closing. The Earnest Money Deposit, together with all earnings thereon, will be refundable to Purchaser upon termination of this Agreement pursuant to Section 9.1 or at Purchaser's election pursuant to Section 9.3(a), but only if Purchaser is not then in material breach of this Agreement; provided, however, if Purchaser is in material breach of this Agreement the Earnest Money Deposit shall remain the sole property of Seller.

               (c) Within ninety (90) days following the first and second anniversary of the Startup Date, Purchaser shall provide Seller with a written statement (the "Annual Statement"), certified by Purchaser's chief financial officer, setting forth, in reasonable detail, the Annual EBITDA for the previous twelve (12) months in an annual and monthly format. Seller shall have reasonable access to Purchaser's books and records related to the Assets necessary for Seller to evaluate the calculation of Annual EBITDA contained on the Annual Statement. The Annual Statement shall become final and binding on the Purchaser and the Seller on the 30th Business Day following the date of delivery to the Seller unless prior to such 30th Business Day, Seller shall deliver to Purchaser a written notice that challenges the information contained in such Annual Statement, together with specific information as to what is challenged. In the event of such a challenge, if agreement between the parties as to the Annual Statement has not been reached on the 60th Business Day following its receipt by Seller, then the disputed issue shall be submitted to a mutually agreed upon public accounting firm (the "Accountants") for resolution. If such Accountants shall determine that the actual Annual EBITDA exceeded the Annual EBITDA contained in the Annual Statement submitted by the Purchaser by ten percent (10%),

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then the Purchaser shall pay the fees of such Accountants. If such Accountants shall determine that the actual Annual EBITDA did not exceed the Annual EBITDA contained in the Annual Statement submitted by the Purchaser by ten percent (10%), then the Seller shall pay the fees of such Accountants. The determination of the actual Annual EBITDA by such Accountants shall be final and binding upon the Purchaser and the Seller. Notwithstanding the foregoing, Purchaser shall have no further obligation to provide Seller with an Annual Statement subsequent to the time that the Promissory Note is fully discharged and satisfied by Purchaser. Seller and its employees, officers, directors and representatives shall keep all information in the Annual Statement and the books and records of Purchaser reviewed in connection with the Annual Statement confidential and shall use such information only for the purposes set forth in this Section 2.4(c).

         2.5   Prorations.

               (a) For purposes of calculating Assumed Liabilities, Utility Charges (to the extent that meter readings cannot be obtained on the Closing
Date), Rental Charges, Equipment Charges, Real Property Taxes, and Personal Property Taxes, including, without limitation, accruals or prepayments thereof (all as individually defined below and collectively called the "Proration Items"), shall be prorated directly between the Seller and the Purchaser as provided in this Section 2.5.

               (b) For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

                     (i) "Utility Charges" shall mean water, sewer, electricity, gas and other utility charges, if any, applicable to the Real Property;

                     (ii) "Equipment Charges" shall mean rental charges payable or receivable and other payments or receipts applicable to the equipment of the Former Operation;

                     (iii) "Real Property Taxes" shall mean ad valorem taxes imposed upon Seller with respect to the Real Property, general assessments imposed with respect to the Real Property and special assessments upon the Real Property, whether payable in full or by installments prior to the Closing Date;

                     (iv) "Personal Property Taxes" shall mean ad valorem taxes imposed upon the Assets other than the Real Property; and

                     (v) "Rental Charges" shall mean common area maintenance charges, merchant association dues, insurance reimbursement and rental charges payable or receivable and other payments or receipts (other than Real Property Taxes) applicable to the Real Property.

               (c) Five (5) Business Days prior to the Closing Date, Seller shall provide Purchaser with an estimate of the apportionment of the Proration Items as of the Closing Date. Purchaser shall have two (2) Business Days from receipt of such estimate to object in whole or part to such apportionment and the Parties shall discuss and finally agree on such apportionment prior to the Closing. If the Parties are unable to agree on such apportionment, all disputes related thereto shall be submitted to the Bankruptcy Court for resolution. The "Seller Estimated

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Proration Amount" shall mean the amount of such apportionment of the Proration
Items that is the responsibility of Seller.

               (d) As soon as practicable after the Closing Date, all the Proration Items shall be apportioned through the Closing Date, and representatives of Seller and Purchaser will examine all relevant Books and Records as of the Closing Date in order to make the final determination of the apportionments. To the extent the Seller Estimated Proration Amount did not reflect the actual final reconciliation of Proration Items and either the Seller Estimated Proration Amount is overstated or understated, payments in respect of such overstatement or understatement shall be made by the appropriate party by check within seven (7) Business Days after such determination. To the extent certain Proration Items, such as Real Property Taxes and Personal Property Taxes, are not known as of the Closing Date, apportionment shall be made on the basis of the best available evidence, such as the prior years' tax bills, and such estimated apportionment will be deemed final and conclusive. The parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

               (e) If there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

         2.6   Closing.

               (a) Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 9.1 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VIII, the closing of the Transfer of the Assets (the "Closing") will take place via telephone conference and exchange of documentation via facsimile transfer (followed by overnight delivery of original documents) on the seventh (7th) Business Day following the fulfillment or, if permissible, waiver of the conditions set forth in Article VIII, unless another date or time is agreed to in writing by the parties to this Agreement or ordered by the Bankruptcy Court (the "Closing Date"). The Closing will be effective as of 11:59 p.m., Eastern time, on the Closing Date.

               (b) At the Closing, Seller will deliver to Purchaser the following documents, duly executed as required: (i) a bill of sale conveying to Purchaser the Personal Property, Intangible Assets and Books and Records, subject only to the Permitted Liens; (ii) an assignment to Purchaser of the Assumed Contracts; (iii) a special warranty deed (act of sale) conveying to Purchaser title to the Real Property, subject only to the Permitted Liens; (iv) certificate of existence or certificate of good standing of Seller, as of a date within thirty (30) days prior to the Closing Date, from the Secretary of State of Delaware; (v) incumbency and "bring down" certificates from the secretary of the General Partner in a form reasonably satisfactory to Purchaser; and (vi) a copy of the Bankruptcy Court Order approving the Transfer free and clear of all Liens other than the Permitted Liens.

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               (c) At the Closing, Purchaser will deliver to Seller the
following documents, duly executed as required: (i) the Promissory Note, (ii) an agreement assuming the Assumed Contracts, (iii) certificate of existence or certificate of good standing of Purchaser, as of a date within thirty (30) days prior to the Closing Date, from the secretary of state of the Purchaser's state of incorporation or organization, and (iv) incumbency and "bring down" certificates from the secretary of Purchaser in a form reasonably satisfactory to Seller.

               (d) At the Closing, Purchaser will pay the cash amount of the Purchase Price, after receiving credit in the amount of the Earnest Money Deposit and all interest earned thereon and Seller's share of the Escrow Agent's fees, via wire transfer of immediately available funds to an account designated by Seller

         2.7 Limitation of Liability. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER AND ITS REPRESENTATIVES HAVE THE EXPERIENCE AND KNOWLEDGE TO EVALUATE THE FORMER OPERATION, FINANCIAL CONDITION AND LIABILITIES OF THE ASSETS; AND THAT, IN DETERMINING TO ACQUIRE THE ASSETS, PURCHASER HAS MADE ITS OWN INVESTIGATION INTO, AND BASED THEREON, PURCHASER HAS MADE ITS OWN INDEPENDENT JUDGMENT CONCERNING THE ASSETS. IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER ACCEPTS THE CONDITION OF THE ASSETS "AS IS, WHERE IS" WITHOUT ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH PROPERTY, EXCEPT ONLY AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND SELLER AND ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER, HEREBY EXPRESSLY DISCLAIM ANY AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF SELLER OR ANY OF ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER, MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (i) ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE FORMER OPERATION, THE ASSETS, THE ASSUMED LIABILITIES OR THE ASSUMED CONTRACTS OR (ii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION AND COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. TO THE EXTENT THE LAW OF THE STATE OF LOUISIANA MAY BE APPLICABLE TO MOVABLE AND IMMOVABLE PROPERTY, PURCHASER SHALL IN THE APPROPRIATE CLOSING DOCUMENTS, WAIVE ANY RIGHT IT MAY OTHERWISE HAVE IN REDHIBITION OR FOR REDUCTION IN THE PURCHASE PRICE OF THE ASSETS PURSUANT TO ARTICLES 2530 THROUGH 2548 OF THE LOUISIANA CIVIL CODE.

                                   ARTICLE III

                       NON-ASSIGNABLE INTERESTS AND RIGHTS

         3.1   Nonassignable Interest And Rights.

               (a) To the extent that any Assumed Contract or Permit included in the Assets is not susceptible, under the Bankruptcy Code, of being validly assigned and transferred to Purchaser ("Nonassignable Assets") without Consent or that any such transfer or attempted transfer without such Consent would constitute a breach thereof or a violation of any Laws, this Agreement shall not constitute a transfer thereof. With respect to such Nonassignable Assets, from and after the date of this Agreement, Seller will reasonably cooperate with Purchaser, to (i) obtain all Consents that are necessary for the valid transfer to Purchaser of all such Nonassignable Assets and (ii) establish at Purchaser's reasonable direction, a reasonable and lawful arrangement to provide to Purchaser the benefits of any such Nonassignable Assets.

               (b) Notwithstanding the foregoing, to the extent any such Nonassignable Assets, or any Assumed Contracts susceptible of being assigned and transferred to Purchaser under the Bankruptcy Code, require payments of monies to cure any default or breach related to such Nonassignable Assets or Assumed Contracts, Purchaser shall be solely responsible for such payments, and any such payments in connection with this Article III shall not be deemed to constitute a portion of the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall have the right to amend Schedule 2.1(d) so as to delete any contract referenced therein at any time prior to the entry of the Bankruptcy Court Order and any such deleted contract shall not be considered an Assumed Contract hereunder.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         4.1 Organization. Seller is a limited partnership duly formed, validly existing and in good standing as a limited partnership under the laws of its jurisdiction of incorporation.

         4.2 Authority. Subject to the approval of the Bankruptcy Court and in compliance with the Bid Procedures Order, (i) the execution and delivery of this Agreement by Seller has been or will prior to Closing be duly authorized by the Board of Directors of the General Partner; (ii) Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (iii) this Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         4.3 Title to Real Property. Subject to the Bankruptcy Court approval, at the Closing Seller will convey to Purchaser title to the Real Property free and clear of all Liens except for Permitted Liens.

         4.4 Title to Other Assets. Subject to the Bankruptcy Court approval, at the Closing Seller will convey to Purchaser title to the Assets other than the Real Property, free and clear of all Liens except for Permitted Liens.

         4.5 Real Property. Schedule 2.1(a) contains a true and correct list and legal description of each parcel of Real Property. Except as disclosed on
Schedule 4.5, Seller has not received written notice from any Governmental Entity alleging, nor does Seller have knowledge, that the Real Property or any improvements thereon are in violation of any applicable state or local use or occupancy laws, use restrictions, building ordinances, zoning ordinances and health and safety ordinances. To Seller's knowledge, there are no pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other similar adverse claims that are affecting or could affect the Real Property. There are no leases under which Seller is the lessor or landlord relating to any of the Real Property (or any portion thereof). Except for Permitted Liens, Seller has not entered into any other agreements, written or oral, granting any other person or entity any rights with respect to any of the Real Property. Seller is not a party to any lease for any real property in connection with the Former Operation.

         4.6 Contracts. The Assumed Contracts furnished by Seller to Purchaser are true, correct and complete copies of the Assumed Contracts, as of date hereof, together with all amendments and modifications thereto existing. Except as listed on Schedule 4.6, there are no commitments for capital expenditures related primarily to the operation of the Assets which in the aggregate total $100,000 or more that have been approved or made prior to the date of this Agreement by Seller and that remain outstanding as of the date hereof. Each of the Assumed Contracts is in full force and effect. The consummation of the transactions provided for herein pursuant to the Bankruptcy Court Order will not create or constitute a default or event of default under any such Assumed Contract or require the consent of any other party to any such Assumed Contract in order to avoid a default or event of default.

         4.7 Intangible Assets. Except as set forth in Section 2.2(k), the Intangible Assets includes all patents, trademarks, tradenames, service marks and copyrights used primarily in the operation of the Former Operation. To the knowledge of Seller, all of the Intangible Assets are valid and subsisting. Except as not, in the aggregate, reasonably likely to have a Material Adverse
Effect: (i) Seller is not and will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other contracts to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, trade names, service marks, and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with respect to (A) Intangible Assets; (B) any trade secret material to Seller; or (C) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of Seller, are threatened by any Person; or (iii) to the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Intangible Assets by any third party, including any employee or former employee of Seller. Except as otherwise provided in this Agreement, Seller is transferring all the material intellectual property and other intangible assets necessary to own and operate the Former Operation.

         4.8   Environmental Matters.

               (a) Except as indicated on Schedule 4.8(a), Seller, with respect to the Former Operation and the Assets has complied in all material respects with all applicable Environmental Laws.

               (b) Except as indicated on Schedule 4.8(b), the Real Property (including soils, groundwater and surface water) is not contaminated with any Hazardous Materials as to which Remedial Action is required under applicable Environmental Laws.

               (c) Except as indicated on Schedule 4.8(c), Seller has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law.

               (d) Except as indicated on Schedule 4.8(d), Seller is neither subject to any Orders nor has entered into any agreement with any Governmental Entity or with a third party relating to any Environmental Liability in connection with the Former Operation or the Real Property. Copies of such Orders or agreements are attached to Schedule 4.8(d).

               (e) To Seller's knowledge, except as set forth on Schedule 4.8(e), there are no circumstances or conditions involving Seller that could reasonably be expected to result in any Environmental Liability or restrictions on the ownership, use or transfer of any of the Real Property pursuant to any Environmental Law, except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

               (f) Except as indicated on Schedule 4.8(f), to the knowledge of Seller, there exists no noncompliance with, or any condition caused by Seller which could result in Environmental Liability, which would have a Material Adverse Effect on Purchaser's ability to operate the Assets subsequent to the Closing Date on substantially the same basis as conducted and operated during the Former Operation or would require the payment of fines or penalties by Purchaser, in respect of facts, conditions or matters occurring or existing prior to the Closing Date which would have a Material Adverse Effect on Purchaser's ability to operate the Assets subsequent to the Closing Date on substantially the same basis as conducted and operated during the Former Operation.

         4.9 Claims and Litigation. Except as set forth on Schedule 4.9, there are no claims or litigation instituted or pending or, to the knowledge of Seller, threatened against Seller, except for those that are not, in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement. To Seller's knowledge, Seller does not have any claims against third parties relating to the operations of the Assets for the period prior to the Closing Date.

         4.10 Compliance With Laws, Orders and Permits. The Former Operation has been conducted and the Assets are in compliance in all material respects with all applicable Laws, Orders and Permits. No investigation or review by any Governmental Entity with respect to Seller is pending or, to the knowledge of Seller, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse

Effect or prevent or materially burden, delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement. The Assets include all Permits, Orders, and Consents necessary to operate the Assets as formerly operated, except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially burden, delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement. Seller has no knowledge that any of its pending Permit applications will not be approved. Seller is in compliance in all material respects with all Laws applicable to the Assets and/or ownership, operation and use thereof, and Seller has not received written notice of any noncompliance or alleged noncompliance with any Law relating or applicable to any of the Assets, the existence or enforcement of which would have a Material Adverse Effect upon Purchaser's ability to operate the Assets in connection with its business subsequent to the Closing Date on substantially the same basis as conducted and operated during the Former Operation or which would require the payment of fines or penalties in respect of matters occurring prior to the Closing Date.

         4.11 Absence of Certain Changes or Events. Between January 1, 2002 and the date hereof, and to the knowledge of Seller, there has not been: (a) any sale or transfer of any of the assets used in the Former Operation, except for sales or transfers of products and services made in the ordinary course of business consistent with past practices; (b) any termination or modification of any Assumed Contract or (c) any material damage or loss to the Assets other than in connection with the idling of the business in accordance with Section 6.10.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         5.1 Corporate Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Corporate Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated to be performed hereunder have been duly authorized by all necessary corporate actions. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         5.3 Conflicts and Defaults. Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of the transactions contemplated hereby will, to Purchaser's knowledge, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, Order, or other arrangement to which Purchaser is a party or is bound. Purchaser is not in violation of any of its organizational documents.

         5.4 Consents and Approvals. No Consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any Person is required with respect to Purchaser in connection with the execution, delivery or performance by Purchaser of its obligations under this Agreement except for Consents, approvals, Orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

         5.5 Disclosure of Information. Purchaser represents that it has had an opportunity to access the Geismar, Louisiana facility of Seller that is the subject of this Agreement, to make such inspections as Purchaser has desired, and to ask questions of and receive answers from Seller and its Affiliates and its representatives regarding Seller, the Former Operation and the Assets. Purchaser acknowledges that, except as expressly set forth in this Agreement, none of Seller or any of its Affiliates, including without limitation, the General Partner, has made any representation or warranty as to Seller's businesses, assets, results of operations or financial condition of the Former Operation, Assets, Assumed Contracts or Assumed Liabilities. All representations and warranties, express or implied, of or on behalf of Seller and its Affiliates that are not expressly set forth in this Agreement are hereby waived and released.

         5.6 Brokers and Finders. None of Purchaser or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby.

         5.7 Funds for the Acquisition. Purchaser has sufficient unencumbered funds and commitment for funds to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

              CERTAIN ADDITIONAL COVENANTS OF SELLER AND PURCHASER

         6.1 Disclosure Supplements. From time to time prior to the Closing (and subject to the rights of Purchaser to terminate this Agreement under Section 9.1), Seller, with Purchaser's written approval, may supplement or amend the Schedules to this Agreement with respect to any matter that may arise hereafter that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to this Agreement, or (ii) is necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller which has been rendered materially inaccurate thereby. Purchaser's written approval pursuant to this Section 6.1 will be deemed to have amended the appropriate Schedules and to have qualified the representations and warranties contained in Article IV.

         6.2   Satisfaction of Conditions.

               (a) Each party to this Agreement shall use reasonable efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement.

               (b) Purchaser shall use its reasonable commercial efforts and pay all expenses necessary (i) to obtain any licenses, permits, Consents, approvals, authorizations, qualifications and Orders of Governmental Entities (except the Bankruptcy Court) as are required in connection with the consummation of the transactions contemplated hereby, (ii) to effect all necessary registrations and filings, and (iii) to supply Seller with copies of all registrations, filings and applications that are filed to obtain any such licenses, permits, Consents, approvals, authorizations, qualifications or Orders of Governmental Entities. Subject to the terms and conditions hereof, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.3 Further Assurances. From and after the Closing, each of Seller and Purchaser shall execute and deliver, in the name and on behalf of Seller or Purchaser, as appropriate, any assignments or assurances and take and do, in the name and on behalf of Seller or Purchaser, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

         6.4 Notice of Breaches. Purchaser will promptly, and in any event prior to the Closing, notify Seller in writing if Purchaser becomes aware prior to the Closing that any representation or warranty made by any Seller in this Agreement is inaccurate or untrue in any material respect.

         6.5 Access to Books, Records and Personnel. Following the Closing, Purchaser shall, and shall cause its Affiliates and the employees of Purchaser and its Affiliates to, upon reasonable request, cooperate with Seller or its successors and assigns and afford to Seller, its Affiliates, or its successors and assigns and their respective counsel, accountants and other authorized representatives reasonable access during normal business hours to all Books and Records, facilities, properties and personnel (and permit Seller and its Affiliates and their counsel, accountants and other authorized representatives to make copies of such Books and Records), to the extent that such access may be reasonably requested by Seller and its Affiliates (i) to facilitate the investigation, litigation or final disposition of any claim which may have been or may be made against any Seller or its successors and assigns or any of their Affiliates in connection with this Agreement, the Assets, the Assumed Liabilities or the Assumed Contracts or (ii) to facilitate the preparation by Seller of materials necessary for any Tax filing or any audit, examination or proceeding or (iii) for any other reasonable business purpose.

         6.6 Conduct Prior to Closing. Subject to Section 6.10, from the date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, Seller shall:

               (a) maintain the Assets in all material respects in compliance with the Bankruptcy Code and any Orders entered by the Bankruptcy Court in the Bankruptcy Cases;

               (b) not sell or otherwise dispose of any real or personal property or asset that would be an Asset hereunder;

               (c) maintain the Assets in their present order and condition, reasonable wear and use excepted, and maintain all material policies of insurance covering the Assets in amounts and on terms substantially equivalent to those in effect on the date hereof; and

               (d) comply in all material respects with all Laws applicable to the Assets.

         6.7 Access and Information. From the date hereof to the Closing Date and during normal business hours, Seller will afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to (i) all information concerning the Assets as they reasonably may request and (ii) the Real Property, vehicles and equipment for purposes of conducting its due diligence. Purchaser shall have the right, upon prior written consent of Seller (which consent shall not unreasonably be withheld), to contact companies which currently or prospectively have or may have business dealings with Seller, for the purpose of evaluating the prospect of future business dealings with Purchaser, provided, that, no confidential information of Seller is distributed or discussed during such contacts. Seller shall cooperate with Purchaser by making its employees and information available upon reasonable prior notice, including without limitation, copies of all contracts, and Books and Records, to Purchaser during normal business hours, including, without limitation, making such employees available for meetings with third parties as may be deemed necessary by Purchaser.

         6.8 Notification of Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser in writing of any material damage to or loss of any of the Assets. In the event of any such damage or loss, all claims against insurers and any insurance proceeds paid as a result of such damage or loss, to the extent not used to repair or replace such damage or loss, shall be transferred to Purchaser at Closing.

         6.9 Easements. Seller shall grant, or cause to be granted, to Purchaser all easements over Seller's real property and rights to any other easements that Seller might have, in each case, to fully use and meter all existing pipelines, utilities and any roads over Seller's real property not purchased hereunder which is necessary for Purchaser's full use of the Assets or future business needs.

         6.10 Condition at Closing. Seller shall deliver the PVC plant and VCM-E plant to Purchaser on the Closing Date in an environmentally sound and safe idled condition. The PVC plant and VCM-E plant process equipment shall be de-pressured, decommissioned, and ready for vessel entry. All process equipment in the PVC plant and VCM-E plant and associated tank farms shall be free of processed hydrocarbons and sludges.

                                   ARTICLE VII

                            BANKRUPTCY COURT APPROVAL

         7.1 Approval. Seller and Purchaser acknowledge that, under the Bankruptcy Laws, this Agreement and the sale of the Assets are subject to Bankruptcy Court approval. Seller and Purchaser acknowledge that to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and best price possible for the Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Former Operation to responsible bidders, entertaining higher and better offers from responsible bidders and, if necessary, conducting an auction. Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Assets while assuming or otherwise satisfying certain liabilities in order to maximize the value of those Assets.

         7.2 Sale Motion. Promptly after the execution hereof, but in any event no later than three (3) Business Days after the date hereof, Seller shall file with the Bankruptcy Court a motion, in a form reasonably acceptable to Purchaser, together with appropriate supporting papers and notices, seeking the entry of an order, pursuant to Chapter 11 of the United States Bankruptcy Code Sections 105, 363 and 365, (i) authorizing and approving, inter alia, the conveyance of the Assets, free and clear of all liens, claims, encumbrances, pledges, security interests, deeds of trust and charges of any kind, whether known or unknown, and whether contingent, unliquidated or disputed, which existed before the Closing on the transfer of the Assets, on the terms and conditions set forth herein, including but not limited to, the assignment and assumption of the Assumed Contracts, (ii) providing that the stay contained at Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall not apply and that the order shall be effective and enforceable immediately upon entry, and
(iii) containing a finding that Purchaser has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code, and (iv) authorizing the payment of the Earnest Money Deposit together with all earnings thereon to be made by Seller as part of the Purchase Price in accordance with the provisions of Section 2.4 (the "Bankruptcy Court Order"), in all form and substance reasonably satisfactory to the Purchaser and Seller. Subject to Section 7.3, Seller agrees to use best reasonable efforts to obtain the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Purchaser hereunder.

         7.3 Bid Procedures Order. Purchaser and Seller acknowledge that the Bankruptcy Court Order dated October 10, 2001 (the "Bid Procedures Order") approved the procedures and deadlines for the global bid procedures with respect to the sale by Seller of the Assets. Purchaser and Seller agree that Seller may inform any and all interested parties that it intends to submit this Agreement to the Bankruptcy Court and that any and all other bids or offers with respect to the Assets must be presented to Seller, in accordance with the procedures and deadlines set forth in the Bid Procedures Order. If Seller receives any other bids or offers pursuant to the Bid Procedures Order, it will promptly provide Purchaser with a copy of the same.

         7.4 Breakup Fee; Expense Reimbursement. In the event, pursuant to the Bid Procedures Order, the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Purchaser hereunder is not obtained and the Assets are sold to another entity or Person, then, Seller shall (i) subject to Bankruptcy Court approval, pay Purchaser the sum of $234,000, representing the "Breakup Fee" (herein so called) provided for in the Bid Procedures Order, and (ii) reimburse Purchaser for its actual expenses incurred in conducting due diligence of the Assets, and negotiating the terms of this Agreement, not to exceed $150,000, (the "Expense Reimbursement") in accordance with the Bid Procedures Order.

                                  ARTICLE VIII

                           CONDITIONS TO THE TRANSFER

         8.1 Condition to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the transactions contemplated hereunder are subject to the satisfaction of the following conditions:

               (a) no judgment, injunction, order or decree shall prohibit the consummation of the Transfer of the Assets or the transactions contemplated under this Agreement; and

               (b) the Bankruptcy Court Order shall have been obtained.

         8.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereunder is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

               (a) Purchaser shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by an executive officer of Purchaser on behalf of Purchaser to the foregoing effect;

               (b) the representations and warranties of Purchaser contained in
Article V of this Agreement and in any certificate or other writing delivered by Purchaser pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Seller shall have received a certificate signed by an executive officer of Purchaser on behalf of Purchaser to the foregoing effect; and

               (c) the Bankruptcy Court Order approving this Agreement shall have been entered by the Bankruptcy Court and no injunction or stay pending appeal shall have been entered precluding the consummation of the transactions contemplated by this Agreement.

         8.3 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereunder and the assumption of the Assumed Contracts and the Assumed Liabilities is subject to the satisfaction (or written waiver by Purchaser) of each of the following further conditions:

               (a) Seller shall have performed and complied with in all material respects all material obligations and covenants required to be performed or complied with by it under this

Agreement at or prior to the Closing Date and Purchaser shall have received a certificate signed by an executive officer of the General Partner on behalf of Seller to the foregoing effect;

               (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than inaccuracies that in the aggregate would not have a Material Adverse Effect), and Purchaser shall have received a certificate signed by an executive officer of Seller on behalf of Seller to the foregoing effect;

               (c) no action, proceeding, investigation, regulation, or legislation shall be pending which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Assets which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement;

               (d) since the date hereof, no damage or loss shall have occurred to the Assets that has resulted or, to Seller's knowledge, will result in a Material Adverse Effect;

               (e) Seller has disclosed to Purchaser any and all agreements entered into between BCI and BCP prior to the Closing Date that affects the Assets, including, but not limited to, any environmental agreements;

               (f) Purchaser shall have satisfied itself that Seller has not taken any action resulting in the loss of interim status as defined under RCRA with respect to the Assets; and

               (g) (1) BCP shall have entered into the following agreements regarding BCP's responsibility for Environmental Liabilities, including, but not limited to, its responsibility to investigate or remediate any soil or groundwater contamination existing on the Assets prior to the Closing Date or contamination existing on the Assets prior to the Closing Date and which emanates from the Assets on or after the Closing Date through no fault of the
Purchaser:

               (A) an Environmental Allocation Agreement with BCI pursuant to which BCI will assume responsibility for certain of BCP's obligations under the consent decree executed in Borden Chemicals & Plastics Operating Limited Partnership v Carol Browner as Administrator of and the United States Environmental Protection Agency, Civil Action No. 94-440-A02 and consolidated cases;

               (B) a Settlement Agreement with BCI and the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality;

               (C) an Environmental Servitude Agreement with BCI pursuant to which BCI is granted access to the Assets to implement its obligations under the Settlement Agreement; and

               (D) an Operating Agreement and Lease with BCI pursuant to which, among other things, wastewater and stormwater produced on the Assets will be managed.

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

                   (2) Purchaser shall be reasonably satisfied itself that the terms and conditions of the agreements set forth in subparagraph (g)(1), if implemented, will:

               (A) insulate Purchaser from any responsibility for Environmental Liability of BCP or BCI existing prior to the Closing Date, including, but not limited to, any liability or responsibility to investigate or remediate any soil or groundwater contamination existing on the Assets prior to the Closing Date or contamination existing on the Assets prior to the Closing Date and which emanates from the Assets on or after the Closing Date through no fault of the Purchaser; and

               (B) not materially and adversely impact Purchaser's use of the Assets; and

                   (3) Each of the agreements set forth in subparagraph (g)(1) will have received final approval by the Department of Justice, U.S. Environmental Protection Agency, Louisiana Department of Environmental Quality, the Bankruptcy Court, and by the Boards of Directors of BCI and BCP.

               (h) Seller and Purchaser shall have entered a mutually agreeable easement agreement pursuant to the provisions of Section 6.9 hereof (the "Easement Agreement").

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

               (a) by mutual written Consent of Seller and Purchaser;

               (b) by Seller, so long as Seller is not then in material breach of this Agreement, (i) if the Closing shall not have occurred within one-hundred twenty (120) days after the Bankruptcy Court Order is entered approving this Agreement or (ii) at any time in the event Purchaser is in material breach of any of its obligations under this Agreement;

               (c) by Seller for any reason for which termination by Seller is authorized pursuant to the Bid Procedures Order;

               (d) by Purchaser, provided it is not in breach of any of its obligations under this Agreement, if Seller corrects any representation or warranty pursuant to Section 6.1 hereof and the corrected warranty or representation has a Material Adverse Effect on the Assets, or if any of the conditions set forth in Sections 8.1 and 8.3 hereof have not been fulfilled or waived within one-hundred twenty (120) days following the entry of the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Purchaser, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser;

               (e) by Purchaser if, prior to Closing, damage or loss occurs to the Assets that results in a Material Adverse Effect;

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

               (f) by Purchaser if Seller has not complied with the provisions of Sections 6.9 and 6.10 to Purchaser's reasonable satisfaction; and

               (g) by Purchaser if Sections 8.3(e), (g) or (h) have not been met at or before the date that is one-hundred twenty (120) days following the entry of the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Purchaser.

               (h) by Purchaser if the Bankruptcy Court Order has not been obtained by October 30, 2002.

         9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement, except for the provisions of this Section 9.2 and Sections 2.4(b), 12.4, 12.7 and 12.9, shall forthwith become null and void and have no effect, without any liability on the part of either party or their respective directors, officers or stockholders; provided, however, that notwithstanding the foregoing, (x) if termination occurs pursuant to Section 9.1(c), the Breakup Fee and Expense Reimbursement shall be paid by Seller or Seller's estate to Purchaser prior to this Agreement becoming null and void and having no effect within five (5) Business Days following the Closing of the sale of the Assets to another Person and (y) if termination occurs pursuant to Section 9.1(d), Seller or Seller's estate shall pay the Expense Reimbursement to Purchaser within five (5) Business Days of such termination to the extent permissible under the Bid Procedures Order. Notwithstanding the foregoing, Purchaser shall not be entitled to the Expense Reimbursement if termination occurs as a result of (i) the non-fulfillment of the condition set forth in Section 8.3(g) or (ii) the non-fulfillment of the condition set forth in Section 8.3(h). The aforesaid provisions shall survive such termination for the longest period legally permissible. Nothing in this
Article IX shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination or for breach of any provision of this Agreement which specifically survives termination hereunder.

         9.3   Remedies.

               (a) In the event all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied, and this Agreement has not been terminated pursuant to Section 9.1, if Seller refuses or fails for any reason to close the Transfer of the Assets in accordance with the terms of this Agreement, Purchaser shall have the right subject to Bankruptcy Law and Bankruptcy Court approval, as its sole remedy (other than as set forth in Section 9.2), (i) to obtain specific performance of Seller's obligations hereunder, or (ii) receive a return of the Earnest Money Deposit.

               (b) In the event all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied, and this Agreement has not been terminated pursuant to Section 9.1, if Purchaser refuses or fails for any reason to close the Transfer of the Assets in accordance with the terms of this Agreement, Seller shall have the right, subject to Bankruptcy Law and Bankruptcy Court approval, as its sole remedy, to (i) obtain specific performance of Purchaser's obligations hereunder or (ii) retain the Earnest Money Deposit, with all interest earned thereon, as liquidated damages.

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

               (c) Neither party shall be liable to the other party for any incidental, consequential, special, exemplary or punitive damages with respect to any matter related to or arising out of the breach or delay in the performance of this Agreement.

                                    ARTICLE X

                                   TAX MATTERS

         10.1 Transfer Taxes. Purchaser shall be responsible for the payment of all state, local, provincial and municipal transfer, sales, use or other similar Taxes (and all recording or filing fees) resulting from the transactions contemplated by this Agreement.

                                   ARTICLE XI

                                    SURVIVAL

         11.1 Survival. All of the representations and warranties will terminate upon the Closing without any time limitation. The several covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) will remain operative and in full force and effect without any time limitation, except as any such covenant will be limited in duration by the express terms hereof.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement, including the Schedules to this Agreement, constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

         12.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given:

               if to Seller to:

               Borden Chemicals and Plastics Operating Limited Partnership
               Hwy. 73
               Geismar, Louisiana  70734
               Facsimile: (225) 673-0626
               Attention: Mark J. Schneider

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

               with a copy to:

               Jones, Day, Reavis & Pogue:
               3500 SunTrust Plaza
               303 Peachtree Street, N.E.
               Atlanta, Georgia 30308
               Facsimile:  (404) 581-8330
               Attention:  Neil P. Olack, Esq.

               if to Purchaser to:

               Geismar Vinyls Corporation
               2801 Post Oak Boulevard
               Houston, TX 77056
               Facsimile:  (713) 629-6239
               Attention:  President

               with a copy to:

               Baker Botts L.L.P.
               1299 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004
               Facsimile:  (202) 639-7890
               Attention:  Michael A. Gold, Esq.

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 12.2 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 12.2.

         12.3  Amendments; No Waivers.

               (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         12.4 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except for any filing fees, which filing fees shall be borne solely by Purchaser.

         12.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns provided that Seller shall not assign its rights pursuant to Section 2.4(c) hereof other than by operation of law (which shall be subject to Purchaser's consent which shall not be unreasonably withheld); and provided, further that Purchaser may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Seller (which consent shall not be unreasonably withheld), provided, further, that Purchaser may assign this Agreement to an Affiliate without the consent of Seller if and only if such Affiliate agrees in writing to be bound by the terms of this Agreement on a joint and several basis with Purchaser. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.6  Certain Interpretive Matters.

               (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it and (iii) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

               (b) Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         12.7 Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. This Agreement is also subject to any applicable order or act of the Bankruptcy Court. In the event either party shall institute a legal action as a result of the default in the other party's performance under this Agreement, any such action shall be brought exclusively in the Bankruptcy Court which shall retain exclusive jurisdiction with respect to the interpretation, performance, and enforcement of this Agreement.

         12.8 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by means of facsimile signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party (solely for purposes of effectiveness of this Agreement, such delivery may be in the form of facsimile signature pages).

         12.9 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            SELLER:

                                            BORDEN CHEMICALS AND PLASTICS
                                            OPERATING LIMITED PARTNERSHIP

                                            By: BCP Management Inc.,
                                                Its General Partner

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                            PURCHASER:

                                            GEISMAR VINYLS CORPORATION


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

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